                                   EXHIBIT 4.1

                                 THIRD AMENDMENT
                                     TO THE
                               OFFICE DEPOT, INC.
                        1989 EMPLOYEE STOCK PURCHASE PLAN


         WHEREAS, Office Depot, Inc. (the "Company") has established and maintains a stock purchase plan for the benefit of eligible employees of the Company entitled the "Office Depot, Inc. 1989 Employee Stock Purchase Plan" (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan in order to increase the shares reserved for issuance and purchase under the Plan;

         NOW, THEREFORE, in accordance with the power of amendment contained in
Section 12 of the Plan, the Plan is hereby amended as follows:

         1. Section 2 of the Plan is hereby amended effective as of the date hereof by adding the following:

         There shall be reserved for issuance and purchase by employees of the Company under this Plan an additional 500,000 shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), subject to adjustment as provided in Section 10 hereof.

         IN WITNESS WHEREOF, the Company has caused this amendment to be signed on its behalf by its duly authorized representative this ______ day of March, 1997.

                                             OFFICE DEPOT, INC.


                                             By:
                                                --------------------------------

                                             Its:
                                                 -------------------------------






                                      - 2 -